                                                                    Exhibit 11.1



                              SODAK GAMING, INC.
                      CALCULATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARE

                                                           Three          Three           Six            Six
                                                       Months Ended   Months Ended    Months Ended   Months Ended
                                                       June 30, 1996  June 30, 1995  June 30, 1996  June 30, 1995
                                                       -------------  -------------  -------------  -------------
SHARES OUTSTANDING
  Weighted Average common shares outstanding              11,363,985     11,361,138     11,362,561     11,361,138
  Adjustments for common equivalents(1)                       83,090         12,648         76,420          6,324
                                                       -------------  -------------  -------------  -------------
  WEIGHTED AVERAGE NUMBER OF COMMON AND
   COMMON EQUIVALENT SHARES OUTSTANDING                   11,447,075     11,373,786     11,438,981     11,367,462



NET EARNINGS                                              $4,081,325     $3,056,463     $6,779,052     $4,439,305




EARNINGS PER COMMON AND
 COMMON EQUVALENT SHARE                                    $    0.36     $     0.27     $     0.59      $    0.39

====================================================================================================================================

(1) Represents adjustment computed under treasury stock method for restricted stock and stock options granted at fair market value at date of grant.

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